Elevation Series Trust N-14

Exhibit 99.6(c)

ELEVATION SERIES TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

With

TRUEMARK INVESTMENTS, LLC AND RIVERNORTH CAPITAL MANAGEMENT, LLC

This INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”) is made as of this [DATE] by and among TRUEMARK INVESTMENTS, LLC, a Delaware limited liability company with its principal place of business at 433 W. Van Buren Street, 1100-D, Chicago, IL 60607 (the “Adviser”), and RIVERNORTH CAPITAL MANAGEMENT, LLC, an Delaware limited liability company with its principal place of business at [ADDRESS] (the "Sub-Adviser")and ELEVATION SERIES TRUST (the “Trust”), a Delaware statutory trust.

WITNESSETH

WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated [DATE], with the Trust (the “Investment Advisory Agreement”); and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act; and

WHEREAS, the Investment Advisory Agreement authorizes the Adviser to appoint a sub-adviser to perform some or all of the services for which the Adviser is responsible; and

WHEREAS, the Sub-Adviser is willing to furnish the services described herein to the Adviser and each Fund listed in Schedule A to this Agreement (each a “Fund” and, collectively, the “Funds”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the parties do hereby agree as follows:

1.     Duties of the Sub-Adviser.

Subject to supervision and oversight of the Adviser and the Trust’s Board of Trustees (the “Board”), and in accordance with the terms and conditions of the Agreement, Sub-Adviser will provide overall portfolio management services to the Fund through the coordination of the investment and reinvestment of the assets of the Fund and determination of the composition of the assets of the Fund in accordance with the Funds’ respective investment objectives, guidelines, policies and restrictions as stated in each Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), subject to the following:

  (a) In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall manage the Assets of each Fund in conformity with (i) such Fund’s Prospectus and Statement of Additional Information, (ii) the terms and conditions of exemptive and no-action relief granted to the Trust or Adviser as amended from time to time, (iii) the relevant policies and procedures of the Trust governing the management of the Assets, and (iv) reasonable written instructions and directions of the Adviser and of the Board (collectively, the “Fund Materials”) provided that such Fund materials have been provided to the Sub-Adviser and conform to and comply with the applicable requirements of the 1940 Act, the Advisers Act, the Commodity Exchange Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other requirements of applicable federal securities laws and regulations.

  (b) All directions, orders or instructions for the purchase or sale of securities or instruments (a “Transaction”) will be transmitted from the Sub-Adviser to the Adviser or other sub-adviser (a “Trading Sub-Adviser”), as determined by the Adviser, for execution of such Transaction using the brokers or other parties as selected by the Adviser or Trading Sub-Adviser. The transmission of a Transaction from the Sub-Adviser to the Adviser will be made using such security protocols and in the manner prescribed by the Adviser. The Sub-Adviser retains all responsibility for such recommendations or directions made.

  (c) The Sub-Adviser will furnish to the Adviser and the Trust, from time to time and as the Adviser may request, reports and other data or information on Transactions and reports and other data or information on the Fund's assets, all in such detail and in such frequency as may be reasonably requested from time to time. The Sub-Adviser will also provide the Adviser and the Trust, upon the Adviser's or the Trust’s request, with economic and investment analysis and reports or other investment services normally available to institutional or other clients of the Sub-Adviser. The Sub-Adviser will make available its officers and employees to meet with the Adviser and the Trust’s Board of Trustees to review the investments of the Fund, on a quarterly basis, or upon due notice, at a time requested by the Adviser or the Trust’s Board of Trustees.

(d) The Sub-Adviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (the “1933 Act”), the Exchange Act, the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment adviser and to maintain all licenses and registrations necessary to perform its duties hereunder in good order. The Sub-Adviser also agrees to comply with the objectives, policies and restrictions set forth in the Prospectus, and with any policies, guidelines, instructions and procedures approved by the Board or the Adviser and provided to the Sub-Adviser. In selecting each Fund’s portfolio securities and performing the Sub-Adviser’s obligations hereunder, the Sub-Adviser shall cause each Fund to comply with the diversification and source of income requirements of Subchapter M of the Code, for qualification as a regulated investment company if the Fund has elected to be treated as a regulated investment company under the Code. The Sub-Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing. No supervisory activity undertaken by the Board or the Adviser shall limit the Sub-Adviser’s full responsibility for any of the foregoing.

(e) The Sub-Adviser shall provide the Adviser with such information upon request of the Adviser and shall otherwise cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust designated by the Trust.

(f) The Adviser acknowledges that the Sub-Adviser performs investment advisory services for various other clients in addition to the Funds and, to the extent it is consistent with applicable law and the Sub-Adviser’s fiduciary obligations, the Sub-Adviser may give advice and take action with respect to any of those other clients that may differ from the advice given or the timing or nature of action taken for a particular Fund.

(g) The Sub-Adviser shall promptly notify the Adviser of any financial condition that is reasonably and foreseeably likely to materially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

(h) The Sub-Adviser shall not act for, represent, or purport to bind the Trust, the Fund, or the Adviser in any legal or administrative proceeding involving the Fund or any such proceedings involving any security or investment currently or formerly held by the Fund, including, without limitation, class action lawsuits, regulatory or governmental victim funds, and bankruptcy proceedings (“Legal Matters”). The Sub-Adviser does, however, agree that it will promptly notify the Adviser of any Legal Matters that Sub-Adviser reasonably believes the Fund and the Adviser should consider pursuing. The Sub-Adviser agrees to cooperate with the Adviser to provide reasonable assistance regarding any Legal Matters, including providing factual information in its possession regarding such Legal Matters as the Fund or the Adviser may reasonably request. To the extent that the Sub-Adviser is required to take part in any Legal Matter, whether by producing documents, testifying as a witness or otherwise, the Sub-Adviser shall be reimbursed by the Adviser for reasonable legal costs and expenses in connection with such participation. In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Funds or a sub-adviser to a portfolio that is under common control with the Funds concerning the Assets, except as permitted by the policies and procedures of the Funds.

(i) The Sub-Adviser shall maintain the applicable books and records with respect to the Funds related to its duties and keep the Board and the Adviser fully informed on an ongoing basis as agreed by the Adviser and the Sub-Adviser of all material facts concerning the Sub-Adviser and its key investment personnel providing services with respect to the Funds and the investment and the reinvestment of the Assets of the Funds. The Sub-Adviser shall furnish to the Adviser or the Board such reasonably requested regular, periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board may reasonably request and the Sub-Adviser will attend meetings with the Adviser and/or the Board, as reasonably requested, to discuss the foregoing. Upon the request of the Adviser, the Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC.

(j) The fair valuation of securities in a Fund may be required when the Adviser becomes aware of significant events that may affect the pricing of all or a portion of a Fund’s portfolio. The Sub-Adviser will provide assistance in determining the fair value of the Assets, as necessary and reasonably requested by the Adviser or its agent, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser if market prices are not readily available, it being understood that the Sub-Adviser will not be responsible for determining the value of any such security.

(k) The Sub-Adviser will promptly inform and forward to the Adviser any and all information received by Sub-Adviser relating to any class action or other litigation, any bankruptcy matters, or any other legal proceedings involving the Fund's portfolio investments.

2.     Duties of the Adviser.

The Adviser shall continue to have responsibility for all services to be provided to the Funds pursuant to the Investment Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Fund Materials, the requirements of the 1940 Act, the Code, and all other applicable federal laws and regulations, as each is amended from time to time. The Adviser shall retain the responsibility to vote proxies on behalf of the Funds.

3.     Delivery of Documents.

The Trust has furnished the Adviser and the Sub-Adviser with copies of each of the following documents:

(a) The Trust’s Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”);

(b) Amended and Restated By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”);

(c) Prospectus and Statement of Additional Information of the Funds, as amended from time to time;

(d) Resolutions of the Board approving the engagement of the Adviser as adviser to the Funds and the Sub-Adviser as a sub-adviser to the Funds;

(e) Resolutions, policies and procedures adopted by the Board with respect to the Assets to the extent such resolutions, policies and procedures may affect the duties of the Sub-Adviser hereunder;

(f) A list of the Trust’s principal underwriter and each affiliated person of the Adviser, the Trust or the principal underwriter;

(g) The terms and conditions of exemptive and no-action relief granted to the Trust and the Adviser, as amended from time to time; and

(h) Any other document(s) comprising the Fund Materials.

The Trust shall promptly furnish the Adviser and the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing. Until so provided, the Sub-Adviser may continue to rely on those documents previously provided. The Trust shall not, and shall not permit any of the Funds to, use the Sub-Adviser’s name or make representations regarding Sub-Adviser or its affiliates without prior written consent of Sub-Adviser, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the Sub-Adviser’s approval is not required when the information regarding the Sub-Adviser used by the Adviser or the Fund is limited to information disclosed in materials provided by the Sub-Adviser to the Adviser in writing specifically for use in the Fund’s registration statement, as amended or supplemented from time to time, or in Fund shareholder reports or proxy statements and the information is used (a) as required by applicable law, rule or regulation, in the Prospectus of the Fund or in Fund shareholder reports or proxy statements; or (b) as may be otherwise specifically approved in writing by the Sub-Adviser prior to use.

4.     Compensation to the Sub-Adviser.

For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee at the rate specified in Schedule A which is attached hereto and made part of this Agreement (the “Fee”). The Fee will be calculated based on the daily value of the Assets under the Sub-Adviser’s management (as calculated as described in the Fund’s registration statement), shall be computed daily, and will be paid to the Sub-Adviser not less than monthly in arrears, unless otherwise described in Schedule A. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretations), the Sub-Adviser may, in its sole discretion and from time to time, waive a portion of its Fee. The Sub-Adviser shall look exclusively to the Adviser for payment of the sub-advisory Fee.

5.     Expenses.

The Sub-Adviser will furnish, at its expense, all necessary facilities and personnel, including personnel compensation, expenses and fees required for the Sub-Adviser to perform its duties under this Agreement; this includes administrative facilities, including operations and bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

6.     Liability and Indemnification.

The Sub-Adviser shall indemnify and hold harmless the Adviser, the Trust, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) by reason of or arising out of the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

The Adviser shall indemnify and hold harmless the Sub-Adviser and all affiliated persons thereof from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) by reason of or arising out of the Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

Neither the Sub-Adviser nor its directors, officers, employees, agents or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, any Fund or its shareholders in connection with the matters to which this Agreement relates; provided, however, that no provision of this Agreement shall be deemed to protect the Sub-Adviser against liability to the Trust, any Fund or its shareholders to which it might otherwise be subject directly resulting from the Sub-Adviser’s own willful misfeasance, fraud, bad faith or gross negligence in the performance of the Sub-Adviser’s obligations under this Agreement or its reckless disregard of its duties under this Agreement.

Notwithstanding anything to the contrary contained herein, no party to this Agreement, its affiliates or its affiliated persons shall be responsible or liable for its failure to perform under this Agreement or for any losses to the Assets resulting from any event beyond the reasonable control of such party or its agents, including, but not limited to, nationalization, expropriation, devaluation, seizure or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Assets; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts or war, terrorism, insurrection or revolution; or acts of God, or any other similar event. In no event shall any party be responsible for incidental, consequential or punitive damages hereunder.

The provisions of this Section shall survive the termination of this Agreement.

7.     Representations and Warranties of Sub-Adviser.

The Sub-Adviser represents and warrants to the Adviser and the Trust as follows:

(a) The Sub-Adviser is registered with the SEC as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect;

(b) The Sub-Adviser will immediately notify the Adviser of the occurrence of any event that would substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act. The Sub-Adviser will also promptly notify the Trust and the Adviser if (i) the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust or the Adviser (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Sub-Adviser with the federal or state securities laws or (ii) an actual change in control of the Sub-Adviser resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur;

(c) The Sub-Adviser will notify the Adviser immediately upon detection of (a) any material failure to manage the Fund(s) in accordance with the Fund(s)’ Prospectus, stated investment objectives, guidelines and policies or any applicable law or regulation; or (b) any material breach of any of the Fund(s)’, the Adviser’s or the Sub-Adviser’s policies, guidelines or procedures relating to the Funds. The Sub-Adviser agrees to correct any such failure promptly and to take any action that the Adviser or the Board may reasonably request in connection with such breach.

(d) Upon request, the Sub-Adviser shall also provide the officers of the Trust with supporting certifications in connection with such certifications of Fund financial statements and the Trust’s disclosure controls adopted pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations adopted thereunder, and agrees to inform the Trust of any material development related to a Fund that the Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act;

(e) The Sub-Adviser will also provide the Adviser and the Board with any information reasonably requested regarding its management of the Funds required for any meeting of the Board, or for any shareholder report, amended registration statement, proxy statement, or prospectus supplement to be filed by the Trust with the SEC. The Sub-Adviser will make its officers and employees available to meet with the Board from time to time on reasonable notice to review its investment management services to the Funds in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be requested by the Board under Section 15(c) of the 1940 Act in order for the Board to evaluate this Agreement or any proposed amendments thereto;

(f) The Sub-Adviser shall furnish to the Adviser, the Board or a designee such information concerning portfolio transactions as may be necessary to enable the Adviser, the Board or a designated agent to perform such compliance testing on the Funds and the Sub-Adviser’s services as the Adviser may, in its sole discretion, determine to be appropriate. The provision of such information by the Sub-Adviser to the Adviser, the Board or a designated agent in no way relieves the Sub-Adviser of its own responsibilities under this Agreement;

(g) The Sub-Adviser is fully authorized under all applicable law and regulation to enter into this Agreement and serve as Sub-Adviser to the Funds and to perform the services described under this Agreement;

(h) The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the state of its organization or incorporation with the power to own and possess its assets and carry on its business as it is now being conducted;

(i) The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its corporate members or board, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

(j) This Agreement is a valid and binding agreement of the Sub-Adviser;

(k) The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form filed with the SEC and the information contained therein is accurate, current and complete in all material respects as of its filing date, and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(l) The Sub-Adviser shall not divert any Fund’s portfolio securities transactions to a broker or dealer in consideration of such broker or dealer’s promotion or sales of shares of the Fund, any other series of the Trust, or any other registered investment company and

(m) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

8.      Duration and Termination.

The effectiveness and termination dates of this Agreement shall be determined separately for each Fund as described below.

(a) Duration. This Agreement shall become effective with respect to a Fund upon the latest of (i) the approval by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval; (ii) the approval of a majority of the Fund’s outstanding voting securities, if required by the 1940 Act; (iii) the effectiveness of the Investment Advisory Agreement, and (iv) the commencement of the Sub-Adviser’s management of the Fund. With respect to a Fund, this Agreement shall continue in effect for a period of two years from the effective date described in this sub-paragraph, subject thereafter to being continued in force and effect from year to year if specifically approved each year by the Board or by the vote of a majority of the Fund’s outstanding voting securities. In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Board who are not parties to this Agreement or interested persons (as defined by the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. Prior to voting on the renewal of this Agreement, the Board may request and evaluate, and the Sub-Adviser shall furnish, such information as may reasonably be necessary to enable the Board to evaluate the terms of this Agreement.

(b) Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to a Fund, without payment of any penalty:

(i) By vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of the Funds, or by the Adviser, in each case, upon sixty (60) days’ written notice to the Sub-Adviser;

(ii) By the Adviser upon breach by the Sub-Adviser of any representation or warranty contained in Section 7 or Section 9 hereof, which shall not have been cured within twenty (20) days of the Sub-Adviser’s receipt of written notice of such breach;

(iii) By the Adviser immediately upon written notice to the Sub-Adviser if the Sub-Adviser is no longer legally qualified to discharge its duties and obligations as an investment adviser under this Agreement; or

(iv) By the Sub-Adviser upon ninety (90) days’ written notice to the Adviser and the Board.

This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Investment Advisory Agreement with the Trust upon notice to the Sub-Adviser. As used in this Section 8, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

9.     Regulatory Compliance Program of the Sub-Adviser.

The Sub-Adviser hereby represents and warrants that:

(a) in accordance with Rule 206(4)-7 under the Advisers Act, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

(b) the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Funds and the Sub-Adviser with respect to the Sub-Adviser’s services provided pursuant to this Agreement (the policies and procedures referred to in this Section 9(b), along with the policies and procedures referred to in Section 9(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).

10.     Confidentiality.

Subject to the duty of the Adviser or Sub-Adviser to comply with applicable law and regulation, including any demand or request of any regulatory, governmental or tax authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to the Funds and the actions of the Sub-Adviser and the Funds in respect thereof. It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Funds, the Board, or such persons as the Adviser may designate in connection with the Funds. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Sub-Adviser, its affiliates and agents in connection with its obligation to provide investment advice and other services to the Funds and to assist or enable the effective management of the Adviser’s and the Funds’ overall relationship with the Sub-Adviser and its affiliates. The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in the Funds shall be deemed proprietary and confidential information of the Adviser, and that the Sub-Adviser shall use that information solely in the performance of its duties and obligations under this Agreement and shall take reasonable steps to safeguard the confidentiality of that information. Further, each party shall maintain and enforce adequate security and oversight procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of investment transactions.

11.     Reporting of Compliance Matters.

 (a) The Sub-Adviser shall promptly provide to the Adviser’s Chief Compliance Officer (“Adviser CCO”) and the Trust’s Chief Compliance Officer (“Trust CCO”) the following:

(i) a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;

(ii) on a quarterly basis, a report of any material changes to the policies and procedures that compose the Sub-Adviser’s Compliance Program;

(iii) a copy of the Sub-Adviser’s Chief Compliance Officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act;

(iv) an annual (or more frequently as the Adviser CCO or Trust CCO may reasonably request) representation regarding the Sub-Adviser’s compliance with Section 7 and Section 9 of this Agreement; and

(v) regular reports regarding Fund holdings, and shall, on its own initiative, furnish the Adviser and the Board from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose. The Sub-Adviser agrees to immediately notify the Adviser if the Sub-Adviser reasonably believes that the value of any security held by a Fund may not reflect its fair value. The Sub-Adviser agrees to provide any pricing information of which the Sub-Adviser is aware to the Trust, the Board, the Adviser and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating each Fund’s net asset value in accordance with procedures and methods established by the Board.

  (b) The Sub-Adviser shall also provide the Adviser CCO and the Trust CCO with reasonable access, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.

12.     Reserved.

13.     Governing Law.

This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act and other applicable federal securities laws.

14.     Severability.

Should any part of this Agreement be held invalid by a court decision, statute, regulation, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors.

15.     Notice.

Any notice, advice, document, report or other client communication to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid or electronically addressed by the party giving notice to the other party at the last address furnished by the other party. By consenting to the electronic delivery of any notice, advice, document, report or other client communication in respect of this Agreement or as required pursuant to applicable law, the Adviser authorizes the Sub-Adviser to deliver all communications by email or other electronic means.

To the Adviser at:	TrueMark Investments, LLC 433 West Van Buren Street, 1100-D Chicago, Illinois 60607 Attention: Michael N. Loukas Email: [REDACTED]

To the Trust at:	Elevation Series Trust w/r/t SRH US Quality ETF 1700 Broadway, Suite 1850 Denver, Colorado 80290 Attention: General Counsel Email: [REDACTED]

To the Sub-Adviser at:	RiverNorth Capital Management, LLC [NOTICE ADDRESS ]

16.     Amendment of Agreement.

This Agreement may be amended only by written agreement of the Adviser, the Sub-Adviser and the Trust, and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

17.      Reserved.

18.     Entire Agreement.

This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

19.     Interpretation.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein will have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

20.     Headings.

The headings in the sections of this Agreement are inserted for convenience of reference only and will not constitute a part hereof.

In the event the terms of this Agreement are applicable to more than one Fund of the Trust as specified in Schedule A attached hereto, the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such Fund. In the event that this Agreement is made applicable to any additional Funds by way of a Schedule executed subsequent to the date first indicated above, provisions of such Schedule shall be deemed to be incorporated into this Agreement as it relates to such Fund so that, for example, the execution date for purposes of Section 8 of this Agreement with respect to such Fund shall be the execution date of the relevant Schedule.

21.     Miscellaneous.

  (a) A copy of the Certificate of Trust is on file with the Secretary of State of Delaware, and notice is hereby given that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Fund or the Trust.

  (b) Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

TRUEMARK INVESTMENTS, LLC

By:
Name:
Title:

RIVERNORTH CAPITAL MANAGEMENT, LLC

By:
Name:
Title:

ELEVATION SERIES TRUST

By:
Name:	Bradley Swenson
Title:	President

SCHEDULE A

to the

INVESTMENT SUB-ADVISORY AGREEMENT

Dated [DATE] by and among

TRUEMARK INVESTMENTS, LLC

And

RIVERNORTH CAPITAL MANAGEMENT, LLC

And

ELEVATION SERIES TRUST

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, as set forth below:

Fund	Fee
RiverNorth Active Income ETF	75% of the Net Profits (described below)

“Net Profit” for any fiscal period, means (A) the total of the Fund’s investment advisory fee as stated in the Fund’s prospectus from time to time (currently 0.89% of average annual net assets) received by the Adviser from the Fund during that period, less (B) the cumulative direct expenses incurred or paid by the Adviser during that period in relation to the Fund as provided for in the Investment Advisory Agreement.